Exhibit 99.1

Cornerstone Bancshares, Inc. Announces 4th Quarter 2004 Financial Results

PR Newswire -- January 14, 2005

HIXSON, Tenn., Jan. 14 /PRNewswire-FirstCall/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

Cornerstone Bancshares, Inc. saw its 4th quarter earnings increase to $718 thousand or $.29 a share and $2.57 million year to date or $1.03 a share. (The per share data is adjusted for a two for one stock split in the form of a 100% stock dividend effective September 15, 2004) The earnings were $.03 a share better than its earning guidance given in September. The surprise in Company performance is the result of continued above average loan growth throughout 2004 and recent non-interest bearing deposit growth. Both factors bode well for future top line earnings growth. Specifically, the Bank’s loan portfolio finished the quarter with an average 4th quarter balance of $197 million, up 28.1% over the same period in 2003 and surpassed the Bank’s budgeted loan growth for 2005. The Company completed a $7.5 million capital campaign by selling 500,000 shares on the open market; the offering was oversubscribed by approximately 100,000 shares. The company plans to rapidly deploy the capital and while absorbing the additional shares in 2005 management expects earnings per share to increase to $1.10 per share an increase of 6.8%.

The asset quality remained at the superior level during 2004 as non- performing loans as a percentage of average total loans remained at 0.10% while past due loans as a percentage of total loans remained at 0.34%. The Bank had net charge offs of $50 thousand during the fourth quarter and $186 thousand year to date, while providing $840 thousand to the loan loss allowance year to date. The large provision was created to fully fund the loan loss allowance for the loan growth realized during 2004, and as a result the Bank was able to maintain a 1.30% allowance for possible loan losses.

Cornerstone Bancshares Inc. 4th quarter 2004 earnings of $718 thousand represents a 46.9% increase over the 4th quarter in 2003 earnings of $489 thousand. Earnings per share for the 4th quarter 2004 was $0.29 compared to $0.20 per share for the 4th quarter of 2003.

CORNERSTONE BANCSHARES, INC.
Selected Financial Information
as of December 31, 2004
 (in thousands)

	Three Months Ending Dec 31
			% Change
EARNINGS SUMMARY	2004	2003

Interest income	$3,872	$2,979	30.0%
Interest expense	1,003	797	25.9%
Net interest income	2,869	2,183	31.4%
Provision for loan loss	255	135	88.9%
Net interest income after provision	2,614	2,048	27.7%
Noninterest income	297	308	-3.4%
Noninterest expense	1,775	1,550	14.6%
Pretax income	1,136	806	41.0%
Income taxes	418	317	31.9%
Net income	$718	$489	46.9%
Earnings per common share	$0.29	$0.20
Weighted average common shares outstanding (1)	2,503,825	2,486,334

	Year-to-Date Ending Dec 31
			% Change
EARNINGS SUMMARY	2004	2003

Interest income	$14,059	$11,327	24.1%
Interest expense	3,575	3,211	11.4%
Net interest income	10,483	8,116	29.2%
Provision for loan loss	840	545	54.1%
Net interest income after provision	9,643	7,571	27.4%
Noninterest income	1,175	1,242	-5.4%
Noninterest expense	6,655	5,741	15.9%
Pretax income	4,164	3,072	35.5%
Income taxes	1,593	1,190	33.8%
Net income	$2,571	$1,882	36.6%
Earnings per common share	$1.03	$0.76	35.9%
Weighted average common shares outstanding (1)	2,491,339	2,478,834

	Three Months Ending Dec 31
AVERAGE BALANCE SHEET SUMMARY			% Change
	2004	2003

Loans, net of unearned income	$196,542	$153,455	28.1%
Investment securities & Other	29,494	25,339	16.4%
Earning assets	226,036	178,793	26.4%
Total assets	241,365	189,652	27.3%
Noninterest bearing deposits	32,329	19,706	64.1%
Interest bearing transaction deposits	64,163	50,644	26.7%
Certificates of deposit	89,468	79,723	12.2%
Total deposits	185,960	150,073	23.9%
Other interest bearing liabilities	32,598	21,436	52.1%
Shareholder’s equity	21,046	16,804	25.2%

	Year-to-Date Ending Dec 31
AVERAGE BALANCE SHEET SUMMARY			% Change
	2004	2003

Loans, net of unearned income	$181,335	$141,586	28.1%
Investment securities & Other	28,333	25,628	10.6%
Earning assets	209,668	167,214	25.4%
Total assets	223,801	178,211	25.6%
Noninterest bearing deposits	27,918	18,017	55.0%
Interest bearing transaction deposits	61,125	47,766	28.0%
Certificates of deposit	84,101	74,109	13.5%
Total deposits	173,144	139,892	23.8%
Other interest bearing liabilities	30,663	20,973	46.2%
Shareholder’s equity	18,586	16,122	15.3%

	Three Months Ending Dec 31		Year-to-Date Ending Dec 31

SELECTED RATIOS	2004	2003	2004	2003

Average equity to average assets	8.72%	8.86%	8.30%	9.05%
Average net loans to average total assets	81.43%	80.91%	81.03%	79.45%
Return on average assets	1.19%	1.03%	1.15%	1.06%
Return on average total equity	13.64%	11.63%	13.83%	11.67%
Book value per common share (1)	$8.41	$6.76

(1) Per share data is adjusted for a two for one stock split in the form of a 100% stock dividend

SOURCE  Cornerstone Bancshares, Inc.
          -0-                                                  01/14/2005
          /CONTACT:  Frank Hughes, President & Treasurer of Cornerstone Bancshares, Inc.,
+1-423-385-3009, or fax, +1-423-385-3100/
          /Web site:  http://www.cscbank.com